Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

February 9, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Organic Plant Health, Inc.

Charlotte, North Carolina

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 5, Registration Statement under the Securities Act of 1933, filed by Organic Plant Health, Inc. of our report dated November 29, 2011 (except for Note 9, for which the date is January 12, 2012), relating to the financial statements of Organic Plant Health, Inc., as of and for the years ending December 31, 2010 and 2009, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan